Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

My Size Inc.

We consent to the incorporation by reference in the registration statements No. 333-223042, No. 333-221199, No. 333-216414, No. 333-213727, No. 333-237858, and No. 333-251679 on Form S-3 and registration statements No. 333-248237, No. 333-222537, and No. 333-227053 on Form S-8 and registration statements No. 333-237959, No. 333-237858 and No. 333-221741 on Form S-1 of My Size Inc. (the "Company") of our report dated March 29, 2021 with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of the Company.

Our report dated March 29, 2021 contains an explanatory paragraph that states that the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Somekh Chaikin
Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

March 29, 2021